Exhibit 99.1

Contacts:

Ann Cain Strategic Communications Director 972-371-1748 acain@carreker.com	Lisa Peterson Chief Financial Officer 972-371-1454 lpeterson@carreker.com

Webb Edwards, Wells Fargo Services President Joins Carreker Board of Directors

DALLAS, TEXAS (November 15, 2005) — Carreker Corporation (Nasdaq: CANI), a leading provider of technology and consulting solutions for the financial industry, announced that Webb Edwards, president of Wells Fargo Services and executive vice president of Wells Fargo & Co., will join the company’s board of directors on January 1, 2006.

Edwards has been president of Wells Fargo Services, the technology and operations subsidiary of Wells Fargo & Company, since 1999, responsible for 20,000 employees and a budget of $2.3 billion.

He was previously president of Norwest Services, Inc., and corporate executive vice president of Norwest Corporation in Minneapolis since 1995, when it was acquired by Wells Fargo in 1999.  Earlier bank operations and technology positions included executive vice president of First Interstate Bancorp in Los Angeles, senior vice president of Mercantile National Bank in Dallas.  He began his career with the Nashville Branch of the Federal Reserve Bank of Atlanta.

Edwards studied for his B.A. and M.A. in Economics and Finance at Middle Tennessee State University and also attended Stonier Graduate School of Banking, University of Tennessee Executive Development Program, Tennessee Young Bankers School, and Harvard Business School Executive Training Program.

J. D. (Denny) Carreker, chairman and chief executive officer of Carreker Corporation, said, “To have an executive of Webb Edwards’ caliber on our board of directors is both an honor and a significant business advantage.  I should say, however, that in our company’s 28-year history, there has hardly been a time when Webb was not advising us on our consulting and technology strategy, usually as a client and often in his role as industry thought leader.”

Carreker added, “Most banking executives acknowledge that Webb Edwards and a few other banking technology leaders have not only served their own banks well, but helped advance the good of the industry as well.  To the extent that our company is heavily involved in many multi-bank, cross-industry technology and strategy initiatives, Webb’s advice will be invaluable to us.”

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

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